UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

November 5, 2015

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 5, 2015, Lennar Corporation (the “Company”) completed the sale of $400 million aggregate principal amount of its 4.875% Senior Notes due 2023 (the “Notes”). The offer and sale of the Notes had been registered under the Securities Act of 1933, as amended. The Notes were sold at a public offering price of 99.169% of their principal amount. The Company received net proceeds of approximately $393.3 million from the sale of the Notes after deducting the underwriters’ fees and certain expenses of the offering. The Notes are governed by an Indenture, dated as of December 31, 1997 (the “Indenture”), as supplemented by an Eleventh Supplemental Indenture, dated as of November 5, 2015, by and among the Company, a number of its subsidiaries as guarantors and The Bank of New York Mellon, as trustee. Interest on the Notes will accrue at the rate of 4.875% per annum from November 5, 2015, and will be payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2016. The Notes will mature on December 15, 2023, subject to earlier redemption or repurchase. The Notes are guaranteed by most, but not all, of the Company’s subsidiaries, but the guarantee by particular subsidiaries may be suspended or terminated under some circumstances.

The above description of the Notes and the Eleventh Supplemental Indenture is qualified in its entirety by reference to the full text of the Eleventh Supplemental Indenture (including the form of Note included therein), a copy of which is filed as Exhibit 4.15 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document

4.1	Indenture, dated as of December 31, 1997, between Lennar Corporation and Bank One Trust Company, N.A., as trustee—Incorporated by reference to Exhibit 4 of the Company’s Registration Statement on Form S-3, Registration No. 333-45527, filed with the Securities and Exchange Commission on February 3, 1998.

4.15	Eleventh Supplemental Indenture, dated as of November 5, 2015, among Lennar Corporation, each of the guarantors identified therein and The Bank of New York Mellon, as trustee, including the form of 4.875% Senior Notes due 2023—Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 6, 2015		Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer